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                                                                       EXHIBIT 4

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                       BOGEN COMMUNICATIONS INTERNATIONAL INC.
                                  STOCK OPTION PLAN


    1. Purpose of the Plan. The purpose of this Stock Option Plan ("Plan") of Bogen Communications International Inc. (the "Company"), is to promote the interests of the Company by providing incentives to enable the company to attract and retain such persons and to encourage them to acquire or increase their proprietary interest in the Company and to maximize the Company's performance during the term of their employment or period of service with the Company.

    2. Definitions. As used in the Plan, unless the context requires otherwise, the following terms shall have the following meanings:

         (a)  "Board" shall mean the Board of Directors of the Company.

         (b) The "Committee" shall mean a committee composed of two or more members of the Board each of whom shall be "Outside Directors" for the purpose of Section 162 (m) of the Code.

         (c) "Common Stock" shall mean the common stock, par value $.001 per share of the Company, or if, pursuant to the adjustment provisions set forth in Section 12 hereof, another security is substituted for the Common Stock, such other security.

         (d) "Fair Market Value" shall mean the fair market value of the Common Stock on the Grant Date (as hereinafter defined) or other relevant date. If on such date the Common Stock is listed on a stock exchange or is quoted on the National Market segment of the Nasdaq Stock Market (the "National Market"), the Fair Market Value shall be the closing sale price (or if such price is unavailable, the average of the high bid price and the low asked price) on such date. If on such date the Common Stock is traded in the over-the counter market (but not on the National Market), the Fair Market Value shall be the average of the high bid and the low asked price on such date (or if there are no reported bid and asked prices on the Grant Date, then the average between the high bid price and the low asked price
    on the next preceding day for which such quotations exist).   If the Common
    Stock is neither listed or admitted to trading on any stock exchange, quoted on the National Market or traded in the over-the -counter market, the Fair Market Value shall be determined in good faith by the Committee in accordance with generally accepted valuation principles and such other factors as the Committee reasonably deems relevant.

         (e)  "Grant Date" shall mean the date on which an Option is granted.

         (f) "Option" shall mean the right, granted pursuant to the Plan, to purchase one or more shares of Common Stock. "Incentive Stock Option" shall mean an Option granted pursuant to Section 6 hereof. "Nonqualified Stock Option" shall mean an Option granted pursuant to Section 7 hereof.

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         (g)  "Optionee" shall mean a person to whom an Option has been granted under the Plan.

         (h) "Participant" shall mean (i) designated officers and other key employees of the Company or a Subsidiary Corporation (as such term is defined under Section 424(f) of the Internal Revenue Code of 1986 as amended (the "Code")), and (ii) members of the Company's Board of Directors, and (iii) independent contractors and consultants (who may be individuals or entities) who perform services for the Company.

    3. Stock Subject to the Plan. There will be reserved for issuance upon the exercise of Options granted from time to time under the Plan an aggregate of 1,000,000 shares of Common Stock (subject to adjustment as set forth in Section 11 hereof.) The Board shall determine from time to time whether all or part of such 1,000,000 shares shall be authorized but unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Company and which are held in its treasury. If any Option granted under the Plan should expire or terminate for any reason without having been exercised in full, the shares subject to such Option shall again become available for the grant of Options under the Plan.

    4. Administration of the Plan. The Plan shall be administered by the Committee.

         (a) Subject to the provisions of the Plan, the Committee shall have full discretion and sole authority:

              (i) To designate the Participants to whom Options shall be granted, to determine whether individual Optionees shall be granted Incentive Stock Options or Nonqualified Stock Options, to designate the number of shares to be covered by each of the Options, and to determine the time or times at which Options shall be granted;

              (ii) To determine the exercise price of Options granted hereunder, subject to Sections 6(a) and 7(a) hereof;

             (iii) To interpret the Plan;

              (iv) To promulgate, amend and rescind rules, regulations, agreements and instruments relating to the Plan, provided, however, that no such rules or regulations shall be inconsistent with any of the terms of the Plan;

              (v) To subject any Option to such additional terms and conditions (not inconsistent with the Plan) as may be specified when granting the Option, including without limitation additional restrictions or conditions on the exercise of an Option;

              (vi) To determine circumstances upon which Options shall become immediately exercisable and to accelerate the exercisability of any Option; and

              (vii) To make all other determinations in connection with the administration of the Plan.

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         (b)  The Committee's interpretations of the Plan and all
    determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having interests in the Plan or in any Option granted under the Plan.

         (c) Each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the members may have as directors or otherwise under the Certificate of Incorporation or By-Laws of the Company, any agreement of shareholders or disinterested directors or otherwise.

    5. Eligibility. Officers and other employees of the Company or a Subsidiary Corporation, non-employee members of the Board, and independent contractors and consultants who perform services for the Company shall be eligible to participate in the Plan. Only Participants who are officers or other employees of the Company or a Subsidiary Corporation shall be eligible to receive Incentive Stock Options. All Participants shall be eligible to receive Nonqualified Stock Options.

    6. Incentive Stock Options. The following provisions shall apply solely with respect to Options which are designated by the Committee as "Incentive Stock Options" at the time of grant:

         (a) Option Exercise Price. The price at which shares of Common Stock shall be purchased upon exercise of any Incentive Stock Option shall be not less than the Fair Market Value of such shares on the Grant Date, except that if on the Grant Date an Optionee owns Common Stock (as determined under section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or of the Company's Parent Corporation (as such term is defined under Section 424(e) of the Code), if any, or any Subsidiary Corporations, then the price at which shares of Common Stock shall be purchased upon exercise of an Incentive Stock Option granted to such Optionee shall not be less than 110% of the Fair Market Value of such shares on the Grant Date and, notwithstanding Section 6(b) hereof, such Incentive Stock Option shall cease to be exercisable five (5) years after the Grant Date.

         (b) Expiration. Except as otherwise provided in Sections 6(a) and 11 hereof, each Incentive Stock Option granted hereunder shall cease to be exercisable ten years after the date on which it is granted.

         (c) Restriction on Exercise. The Fair Market Value (as determined on the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any person during any calendar year (under this Plan and all other plans of the Company and its Subsidiary Corporations) cannot be greater than $100,000.

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    7.   Nonqualified Stock Options.  The following provision shall apply with respect to Options which are designated by the Committee as "Nonqualified Stock Options" at the time of grant:

         (a) Option Exercise Price. The price at which shares of Common Stock shall be purchased upon exercise of a Nonqualified Stock Option shall be determined by the Committee.

         (b) Expiration. Except as otherwise provided in Section 11 hereof, each Nonqualified Stock Option granted hereunder shall cease to be exercisable ten years after the Grant Date.

         (c) Designation. Any Option which is not designated by the Committee as an Incentive Stock Option shall automatically be deemed to be a Nonqualified Stock Option.

    8. Vesting of Option. The vesting period, if any, for all Options granted hereunder shall commence on the Grant Date and shall end on the date or dates, determined by the Committee.

    9. Method of Exercise. Optionees may exercise their Options from time to time by giving written notice to the Company. The date of exercise shall be the date on which the Company receives such notice. Such notice shall be on a form furnished by the Company and shall state the number of shares to be purchased and the desired closing date, which date shall be at least fifteen days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. At the closing, the Company shall deliver to the Optionee (or other person entitled to exercise the Option) at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares against payment in full of the Option price for the number of shares to be delivered, such payment to be by a certified or bank cashier's check and/or, if permitted by the Committee in its discretion, by transfer to the Company of capital stock of the Company having a Fair Market Value on the date of exercise equal to the excess of the purchase price for the shares purchased over the amount of any such certified or bank cashier's check. If the Optionee (or other person entitled to exercise the Option) shall fail to accept delivery of and pay for all or any part of the shares specified in his notice when the Company shall tender such shares to him, his right to exercise the Option with respect to such unpurchased shares may be terminated.

    10. Termination of Employment. Except as set forth below, in the event that an Optionee's employment terminates for any reason, any Options then exercisable shall automatically terminate sixty days after the date on which such employment terminates.

         (a) In the event that an Optionee's employment terminates by reason of retirement, the Committee shall have the right to extend such Optionee's Options until the earlier of (x) three months after the date of retirement or (y) the date on which such Options would terminate pursuant to Sections 6(a), 6(b) and 7(b) hereof.

         (b) In the event that an Optionee's employment terminates by reason of disability, an Option exercisable by him shall terminate one year after the date of disability

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    of the Optionee, but in any event not later than the date on which such
    Options would terminate pursuant to Sections 6(a), 6(b) and 7(d) hereof.

         (c) In the event that an Optionee's employment terminates by reason of death, an Option exercisable by him shall terminate one year after the date of death, but in any event not later than the date on which such Options would terminate pursuant to Sections 6(a), 6(b) and 7(b) hereof. During such time after death, an Option may only be exercised by the Optionee's personal representative, executor or administrator, as the case may be. No exercise permitted by this Section 10 shall entitle an Optionee or his personal representative, executor or administrator to exercise any Option which is not (on the date of exercise) then exercisable.

    11. Changes in Capital Structure. In the event that, by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, reclassification, stock split-up, combination of shares, exchange of shares, or the like, the outstanding shares of Common Stock of the Company are hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation, then appropriate adjustments shall be made by the Board to the number and kind of shares reserved for issuance under the Plan upon the grant and exercise of Options. In addition, the Board shall make appropriate adjustments to the number and kind of shares subject to outstanding Options, and the purchase price per share thereunder shall be appropriately adjusted consistent with such change. In no event shall fractional shares be issued or issuable pursuant to any adjustment made under this Section 11. The determination of the Board as to any adjustment shall be final and conclusive.

    12. Mandatory Exercise. Notwithstanding anything to the contrary set forth in the Plan, in the event that:



         (a) the Company should adopt a plan of reorganization pursuant to which it shall merger into, consolidate with, or sell its assets to, any other corporation or entity (an "Acquiring Entity"), the Company may give an Optionee written notice thereof :

              (i) requiring such Optionee to exercise his or her Options within thirty days after receipt of such notice, (including any unvested Options which would, except for this Section 12, otherwise be unexercisable at that date); or

              (ii) requiring such Optionee to consent to the conversion of such Options into an option to purchase the same number of shares of the Acquiring Entity's common stock as would have been received by the Optionee if the Optionee had exercised such Option; or

             (iii) deeming such Options to have been exercised, in which case the Optionee shall be entitled to receive the same consideration per share as received by other holders of the Company's stock but reduced by an amount equal to the Fair Market Value on the Grant Date.

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         (b)  the Company should adopt a plan of complete liquidation, the
    Company shall give an Optionee written notice thereof requiring such Optionee to exercise his or her Options within thirty days after receipt of such notice, (including any invested Options which would, except for this Section 12, otherwise be unexercisable at that date).

    Those Options which the Company requests to be exercised and which shall not have been exercised in accordance with the provisions of the Plan by the end of such 30 day period shall automatically lapse irrevocably and the Optionee shall have no further rights with respect to such Options.

    13. Option Grant. Each grant of an Option under the Plan will be evidenced by a document in such form as the Committee may from time to time approve. Such document will contain such provisions as the Committee may in its discretion deem advisable, including without limitation additional restrictions or conditions upon the exercise of an Option. The Committee may require an Optionee, as a condition to the grant or exercise of an Option or the issuance or delivery of shares upon the exercise of an Option or the payment therefor, to make such representations and warranties and to execute and deliver such notices of exercise and other documents as the Committee may deem consistent with the Plan or the terms and conditions of the Option Agreement. Not in limitation of any of the foregoing, in any such case referred to in the preceding sentence the Committee may also require the Optionee to execute and deliver documents (including the investment letter described in Section 14), containing such representations, warranties and agreements as the Committee or counsel to the Company shall deem necessary or advisable to comply with any exemption from registration under the Securities Act of 1933, as amended, the (the "Securities Act") any applicable State securities laws, and any other applicable law, regulation or rule.

    14. Investment Letter. If required by the Committee, each Optionee shall agree to execute a statement directed to the Company, upon each and every exercise by such Optionee of any Options, that shares issued thereby are being acquired for investment purposes only and not with a view to the redistribution thereof, and containing an agreement that such shares will not be sold or transferred unless either (1) registered under the Securities Act, or (2) exempt from such registration in the opinion of Company counsel. If required by the Committee, certificates representing shares of Common Stock issued upon exercise of Options shall bear a restrictive legend summarizing the restrictions on transferability applicable thereof.

    15. Requirement of Law. The granting of Options, the issuance of shares upon the exercise of an Option, and the delivery of shares upon the payment therefore shall be subject to compliance with all applicable laws, rules, and regulations. Without limiting the generality of the foregoing, the Company shall not be obligated to sell, issue or deliver any shares unless all required approvals from governmental authorities and stock exchanges shall have been obtained and all applicable requirements of governmental authorities and stock exchanges shall have been complied with.

    16. Tax Withholding. The Company, as and when appropriate, shall have the right to require each Optionee purchasing or receiving shares of Common Stock under the Plan to pay any

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federal, state, or local taxes required by law to be withheld or to take whatever action it deems necessary to protect the interests of the Company in respect to such tax obligations.

    17. Nonassignability. An Optionee may transfer the rights granted hereunder by (i) bona fide gift, (ii) will or by the laws of descent and distribution or, (iii) pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the rules thereunder. Upon the death of an Optionee, the personal representative or other person entitled to succeed to the rights of the Optionee ("Successor Optionee") may exercise such rights. A Successor Optionee shall furnish proof satisfactory to the Company of such person's right to receive the Option under the Optionee's will or under the applicable laws of descent and distribution.

    18. Optionee's Rights as Shareholder and Employee. An Optionee shall have no rights as a shareholder of the Company with respect to any shares subject to an Option until the Option has been exercised and the certificate with respect to the shares purchased upon exercise of the Option has been duly issued and registered in the name of the Optionee. Nothing in the Plan shall be deemed to give an employee any right to continued employment nor shall it be deemed to give any employee any other right not specifically and expressly provided in the Plan.

    19.  Termination and Amendment.

         (a) Amendment. The Board may amend or terminate the Plan at any time, subject to the limitation that the approval by the shareholders of the Company shall be required in respect of any amendment that (A) materially increases the benefits accruing to participants under the Plan, (B) increases the aggregate number of shares of Common Stock that may be issued or transferred under the Plan (other than by operation of Section 11 above), (C) increases the maximum number of shares of Common Stock for which any Optionee may be granted options under this Plan or (D) materially modifies the requirements as to eligibility for participation in the Plan; (E) modifies the provisions for determining the Fair Market Value; and

              (ii) the Board may not amend the Plan if such amendment would cause the Plan, any Option or the exercise of any right under the Plan to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price or an extension of the period during which an Incentive Stock Option may be exercised.

         (b) Termination of Plan. The Plan shall terminate on the tenth anniversary of its effective date (as set forth in Section 20 below) unless earlier terminated by the Board or unless extended by the Board with approval of the stockholders.

         (c) Termination and Amendment of Outstanding Grants. Except as otherwise provided in Section 12 hereof or in any document evidencing the grant of an Option hereunder, a termination or amendment of the Plan that occurs after an Option has been granted shall not result in the termination or amendment of the Option unless the Optionee

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    consents or unless the Committee acts under Section 21(b) below.  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Option. Whether or not the Plan has terminated, an outstanding Option may be terminated or amended under
    Section 21(b) below or may be amended by agreement of the Company and the Optionee which is consistent with the Plan.

    20. Shareholder Approval. This Plan is subject to and no Options granted hereunder shall be exercisable until the approval of this Plan by the holders of a majority of the shares of stock of the Company present or represented in proxy in a vote at a duly held meeting of the shareholders of the Company within twelve months after the date of the adoption of the Plan by the Board. If the Plan is not so approved by shareholders, the Plan and all Options granted hereunder shall automatically terminate and be of no force and effect. Subsequent to such approval, the effective date of the Plan shall be December 13, 1996.

    21.  Miscellaneous.

         (a) Substitute Grants. The Committee may grant an Option to an employee or a non-employee director of another corporation, if such person shall become an employee or non-employee director of the Company, or a Subsidiary Corporation, by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or a Subsidiary Corporation and such other corporation. Any Option so granted shall be made in substitution for a stock option granted by the other corporation, but the terms and conditions of the Option so granted may vary from the terms and conditions required by the Plan and from those of the Option granted by the other corporation. The Committee shall prescribe the provisions of the Option so granted.

         (b) Compliance with Law. The Plan, the exercise of Option and the obligations of the Company to issue shares of Common Stock upon exercise of Options shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke the grant of any Option if it is contrary to law or modify any Option to bring it into compliance with any valid and mandatory government regulations. The Committee may also adopt rules regarding the withholding of taxes on payments to Optionees. The Committee may, in its sole discretion, agree to limit its authority under this section.

         (c) Sunday or Holiday. In the event, that the time for the performance of any action or the giving of any notice is called for under the Plan within a period of time which ends or falls on a Sunday or legal holiday, such period shall be deemed to end or fall on the next date following such Sunday or legal holiday which is not a Sunday or legal holiday.